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                                                               EXHIBIT 99.B8(i)



                                SALES AGREEMENT

         THIS AGREEMENT is made by and between NEUBERGER & BERMAN ADVISERS MANAGEMENT TRUST ("TRUST"), a Massachusetts business trust and SENTRY LIFE INSURANCE COMPANY ("LIFE COMPANY"), a life insurance company organized under the laws of the State of Wisconsin.

         WHEREAS, TRUST is registered with the Securities and Exchange Commission under the Investment Company Act of 1940 ("'40 Act") as an open-end diversified management investment company; and

         WHEREAS, TRUST is organized as a series fund, currently with four
Portfolios: Liquid Asset Portfolio, Limited Maturity Bond Portfolio, Growth Portfolio and Balanced Portfolio; and

         WHEREAS, TRUST was organized to act as the funding vehicle for certain variable contracts offered by life insurance companies through separate accounts of such life insurance companies; and

         WHEREAS, LIFE COMPANY has or will establish one or more separate accounts to offer variable contracts and is desirous of having Trust as the underlying funding vehicle for such variable contracts.

         NOW, THEREFORE, it is hereby agreed by and between Trust and LIFE COMPANY as follows:

         1. TRUST will make available to the designated separate accounts of LIFE COMPANY shares of the selected Portfolios for investment of purchase payments of variable contracts allocated to the designated separate accounts.

         2. TRUST will make the shares available to such separate accounts at net asset value next computed after receipt of each order by the Trust.

         3. Orders shall be placed for such shares with the Trust's custodian pursuant to procedures which are then in effect and which may be modified from time to time. TRUST will provide LIFE COMPANY with documentation of all procedures now in effect and will undertake to inform LIFE COMPANY of any modifications to such procedures.

         4. TRUST will provide LIFE COMPANY camera read copy of the current TRUST prospectus and any supplements thereto for printing by LIFE COMPANY. TRUST will provide LIFE COMPANY a copy of the statement of additional information suitable for duplication. TRUST will provide LIFE COMPANY camera ready copy of its proxy material suitable for printing. TRUST will provide LIFE COMPANY annual and semi-annual reports and any supplements thereto, in camera ready form.

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         5. Any materials utilized by LIFE COMPANY which describe TRUST, its shares, or its adviser shall be submitted to TRUST and its adviser and distributor, Neuberger & Berman management, Incorporation, for approval prior to use.

         6. LIFE COMPANY shall be solely responsible for its actions in connection with its use of TRUST and its shares and shall indemnify and hold harmless TRUST, its officers and Trustees, and its adviser and distributor, Neuberger & Berman Management Incorporated and its officers and directors from any liability arising from LIFE COMPANY'S use of TRUST or its shares. LIFE COMPANY shall exonerate TRUST, its officers and Trustees, and its adviser and distributor, Neuberger & Berman Management Incorporated and its officers and directors for any use by LIFE COMPANY of the TRUST or its shares.

         7. LIFE COMPANY and its agents will not make any representations concerning the TRUST or TRUST shares except those contained in the then current prospectus of the Trust and in current printed sales literature of the TRUST.

         8. LIFE COMPANY agrees to inform the Board of Trustees of TRUST of the existence of or any potential for any material irreconcilable conflict of interest between the interests of the contract owners of the separate accounts of LIFE COMPANY investing in the TRUST and/or any other separate account of any other insurance company investing in TRUST.

         Any material irreconcilable conflict may arise for a variety of reasons, including:

         (a)     an action by any state insurance regulatory authority;

         (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, or any similar action by insurance, tax or securities regulatory authorities;

         (c) an administrative or judicial decision in any relevant proceeding;

         (d) the manner in which the investments of any Portfolio are being managed;

         (e) a difference in voting instructions given by variable annuity contract owners and variable life insurance contract owners or by contract owners of different life insurance companies utilizing TRUST; or





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         (f)     a decision by LIFE COMPANY to disregard the voting
                 instructions of contract owners.

         LIFE COMPANY will be responsible for assisting the Board of Trustees of TRUST in carrying out its responsibilities by providing the board with all information reasonably necessary for the Board to consider any issue raised including information as to a decision by LIFE COMPANY to disregard voting instructions of contract owners.

         It is agreed that if it is determined by a majority of the members of the Board of Trustees of TRUST or a majority of its disinterested Trustees that a material irreconcilable conflict exists affecting LIFE COMPANY, LIFE COMPANY shall, at its own expense, take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, which steps may include, but are not limited to,

         (a) withdrawing the assets allocable to some or all of the separate accounts from TRUST or any Portfolio and reinvesting such assets in a different investment medium, including another Portfolio of the TRUST or submitting the questions of whether such segregation should be implemented to a vote of all affected contract owners and, as appropriate, segregating the assets of any particular group (i.e. annuity contract owners, life insurance contract owners or qualified contract owners) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change;

         (b) establishing a new registered management investment company or managed separate account.

         If a material irreconcilable conflict arises because of LIFE COMPANY's decision to disregard contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the LIFE COMPANY may be required, at the TRUST's election, to withdraw its separate account's investment in TRUST. No charge or penalty will be imposed against a separate account as a result of such a withdrawal. LIFE COMPANY agrees that any remedial action taken by it in resolving any material conflicts of interest will be carried out with a view only to the interests of contract owners.

         For purposes hereof, a majority of the disinterested members of the Board of Trustees of TRUST shall determine whether or not any proposed action adequately remedies any material irreconcilable conflict. In no event will TRUST be required to establish a new finding medium for any variable contracts. LIFE COMPANY shall not be required by the terms hereof to establish a new finding medium for any variable contracts if an offer to do so has been declined by vote of a majority of affected contract





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owners.

         TRUST will undertake to promptly make known to LIFE COMPANY the Board of Trustees' determination of the existence of a material irreconcilable conflict and its implications.

         9. LIFE COMPANY shall provide pass-through voting privileges to all variable contract owners so long as the Securities and Exchange Commission continues to interpret the '40 Act to require such pass-through voting privileges for variable contract owners. LIFE COMPANY shall be responsible for assuring that each of its separate accounts participant in TRUST calculates voting privileges in a manner consistent with other life companies utilizing TRUST. It is a condition of this Agreement that LIFE COMPANY will vote shares for which it has not received voting instructions as well as shares attributable to it in the same proportion as it votes shares for which it has received instructions.

         10. This Agreement shall terminate automatically in the event of its assignment unless made with the written consent of LIFE COMPANY and TRUST.

         11. This Agreement may be terminated at any time on 60 days' written notice to the other party hereto, without the payment of any penalty.

         12. This Agreement shall be subject to the provisions of the '40 Act and the rules and regulations thereunder, including any exemptive relief therefrom and the orders of the Securities and Exchange Commission setting forth such relief.

         13. It is understood by the parties that this Agreement is not to be deemed an exclusive arrangement.

         Executed this 28th day of September, 1990.


                                            NEUBERGER & BERMAN
                                            ADVISERS MANAGEMENT TRUST

ATTEST:  Claudia A. Brandon               By:  Stanley Egener
       ----------------------                  ---------------------------
             Secretary                         Stanley Egner, Chairman


                                            SENTRY LIFE INSURANCE COMPANY

Attest: Emil Fleischauer, Jr.             By:  Peter P. Trapp
       ------------------------                --------------------------
       Emil Fleischauer, Jr.                   Peter P. Trapp
       Secretary                               President





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